As filed with the Securities and Exchange Commission on August 7, 1996
					 Registration No: 33-_________
========================================================================

		 SECURITIES AND EXCHANGE COMMISSION
		      Washington, D. C. 20549
		      -----------------------

			     FORM S-8

		      REGISTRATION STATEMENT
			       Under
		     THE SECURITIES ACT OF 1933
		     ---------------------------

			 UNOCAL CORPORATION
	   (Exact name of registrant specified in its charter)

		  Delaware                          95-3825062
	(State or other jurisdiction of         (I.R.S. Employer
	incorporation or organization)        Identification No.)

2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245
 (Address, including zip code, of Principal Executive Offices)

		  UNOCAL SPECIAL STOCK OPTION PLAN
		      (Full title of the plan)

		       DENNIS P.R. CODON, ESQ.
	  VICE PRESIDENT, CHIEF LEGAL OFFICER AND GENERAL COUNSEL
		  2141 Rosecrans Avenue, Suite 4000
		    El Segundo, California 90245
			  (310) 726-7651
	  (Name, address, including zip code, and telephone number,
		 including area code, of agent for service)
			---------------------------

		       CALCULATION OF REGISTRATION FEE
========================================================================
				       Proposed    Proposed
				       Maximum     Maximum      Amount
				       Offering    Aggregate      of
Title of Securities  Amount to be      Price Per   Offering    Registra-
  to be Registered    Registered       Share (1)   Price (1)   tion Fee
========================================================================
Common Stock, $1.00
par value per share
(including Preferred
Stock Purchase Rights) 1,100,000 shares $33.25     $33,250,000  $11,466
========================================================================
    (1) Solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices reported in the consolidated reporting system for August 2, 1996.
========================================================================

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

	There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Securities and Exchange Commission (the "Commission"):

    (1) The Annual Report on Form 10-K of Unocal Corporation ("Unocal") for the fiscal year ended December 31, 1995;

    (2) The Quarterly Report on Form 10-Q of Unocal for the quarter ended March 31, 1996;

    (3) The Current Reports on Form 8-K of Unocal dated January 25, February 20, February 23, April 9, April 24, June 3, and July 25, 1996;

    (4) The descriptions of Unocal's Common Stock, $1.00 par value per share ("Common Stock") (including the associated Preferred Stock Purchase Rights) and Unocal's $3.50 Convertible Preferred Stock, $.10 par value per share ("Preferred Stock") (insofar as the rights thereof may materially limit or qualify the rights evidenced by, or amounts payable with respect to, the Common Stock) set forth under the captions "Description of the Common Stock" and "Description of the Preferred Stock" in the Prospectus dated February 3, 1995, included in the Registration Statement on Form S-3 of Union Oil Company of California and Unocal (File Nos. 33-54861 and 33-54861-
    01), as amended by Amendment No. 1 thereto.

    All documents filed by Unocal pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

    Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for Unocal by Dennis P.R. Codon, Esq., Vice President, General Counsel and Chief Legal Officer of Unocal. As of July 31, 1996, Mr. Codon owned 14,097.6586* shares of Common Stock. He also held options to purchase 50,915 shares of Common Stock at prices ranging from $24.3125 to $32.8125, with expiration dates ranging from 2000 to 2006. In addition, Mr. Codon held 16,454 performance share units, which could be paid out in up to 32,908 shares of Common Stock four years after their award dates, depending upon Unocal's total return to stockholders.

* Excludes shares purchased from the reinvestment of dividends in the Unocal ESOP in 1996 not yet reported to Plan participants.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

     In addition, Unocal has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each director providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

Item 8.  Exhibits.

     The Exhibit Index on page 7 of this registration statement lists the exhibits that are filed as part of this registration statement.

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

	 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

	      (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the calculation of Registration Fee" table in the effective registration statement;

	      (c) To include any material information with respect to the plan distribution not previously disclosed in this statement or any material change to such information in this registration statement;

     Provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

	 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	 (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

			      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on August 5, 1996.

			  UNOCAL CORPORATION



			  By  /s/ Charles S. McDowell
			    --------------------------
			    Charles S. McDowell
			    Vice President and Comptroller


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

	SIGNATURE                    TITLE                     DATE
	---------                    -----                     ----

    * /s/ Roger C. Beach         Chairman of the
      -------------------      Board of Directors and    August 5, 1996
      Roger C. Beach          Chief Executive Officer

    * /s/ Neal E. Schmale     Chief Financial Officer
      --------------------          and Director         August 5, 1996
      Neal E. Schmale

      /s/ Charles S. McDowell    Vice President and
      -------------------       Comptroller (Principal   August 5, 1996
      Charles S. McDowell        Accounting Officer)

    * /s/ MacDonald G. Becket
      ------------------------        Director           August 5, 1996
      MacDonald G. Becket

    * /s/ John W. Creighton, Jr.
      ---------------------------     Director           August 5, 1996
      John W. Creighton, Jr.

    * /s/ Malcolm R. Currie
      ----------------------          Director           August 5, 1996
      Malcolm R. Currie

    * /s/ Frank C. Herringer
      -----------------------         Director           August 5, 1996
      Frank C. Herringer

	SIGNATURE                    TITLE                     DATE
	---------                    -----                     ----


    * /s/ John F. Imle, Jr.
      ----------------------          Director            August 5, 1996
      John F. Imle, Jr.

    * /s/ Donlad P. Jacobs
      ---------------------           Director            August 5, 1996
      Donald P. Jacobs

    * /s/ Charles R. Weaver
      ----------------------          Director            August 5, 1996
      Charles R. Weaver

    * /s/ J. Steven Whisler
      ----------------------          Director            August 5, 1996
      J. Steven Whisler

    * /s/ Marina v.N. Whitman
      ------------------------        Director            August 5, 1996
      Marina v.N. Whitman



* By /s/ Charles S. McDowell
     -----------------------
     Charles S. McDowell


     Pursuant to the requirements of the Securities Act of 1933, the members of the Management Development and Compensation Committee who administer the Unocal Special Stock Option Plan, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, August 5, 1996.

			   UNOCAL SPECIAL STOCK OPTION PLAN


			   By * /s/ Donald P. Jacobs
			      ----------------------------------
			      Donald P. Jacobs
			      Member, Management Development
			      and Compensation Committee


			      * By /s/ Charles S. McDowell
				   -----------------------------
				   Charles S. McDowell

			    EXHIBIT INDEX



EXHIBIT
NUMBER                          EXHIBIT
- -------                         -------

  4.1 Certificate of Incorporation of Unocal, as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 2 on Form 10-K/A to Unocal's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 1-8483).

  4.2 Bylaws of Unocal, as amended effective June 3, 1996, and currently in effect (incorporated by reference to Exhibit 3.3 to Unocal's Annual Report on Form 10-K for the period ended
	December 31, 1995, File No. 1-8483).

  4.3 Rights Agreement dated as of January 29, 1990, between Unocal and The Chase Manhattan Bank, As successor rights agent (incorporated by reference to Exhibit 1 to Unocal's Current Report on Form 8-K dated January 29, 1990, File No. 1-8483).

   5 Opinion of Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel, to Unocal.

 23.1   Consent of Coopers & Lybrand L.L.P.

 23.2 Consent of Dennis P. R. Codon, Esq., Vice President, Chief Legal Officer and General Counsel (included in Exhibit 5).

  24    Power of Attorney.